                                 AMENDED AND RESTATED
                                    CODE OF ETHICS
                                        OF THE
                      OPPENHEIMER FUNDS, OPPENHEIMERFUNDS, INC.
                       (including affiliates and subsidiaries)
                                         and
                          OPPENHEIMERFUNDS DISTRIBUTOR, INC.

                             Dated as of August 30, 2007

                                         B-1

8.    Requirements for Personal Accounts......................................

1.    Introduction and Purpose of the Code of Ethics.

      As an investment management firm, OppenheimerFunds, Inc., its affiliates and subsidiaries (collectively defined below as "OFI"), owe a fiduciary responsibility to our clients, including the Oppenheimer funds.  Accordingly, OFI and every Employee of
OFI owe those clients a duty of undivided loyalty.  Our clients entrust us with their financial well-being and expect us to act in their best interests at all times.  OFI seeks to maintain a reputation for fair dealing, honesty, candor, objectivity and unbending integrity by conducting our business on a set of shared values and principles of trust.

      This Code of Ethics ("Code") establishes standards of conduct expected of all
Employees and addresses conflicts that arise from Employees' personal trading and other activities.  Every Employee of OFI is expected to fully understand and adhere to the policies and procedures set forth in this Code.  As each Employee must be aware, we work in a highly regulated industry and are governed by an ever-increasing body of federal, state, and international laws and numerous rules and regulations which, if not observed, can subject OFI and/or its Employees to regulatory sanctions.

      The investment companies for which OFI or Centennial Asset Management
Corporation ("CAMC") acts as investment adviser (collectively referred to as the
"Oppenheimer Funds"); (ii) OFI, CAMC, OFI's other subsidiaries or directly controlled affiliates that are registered investment advisers(1); and (iii) OppenheimerFunds
Distributor, Inc. ("OFDI"), the principal underwriter of the Oppenheimer Funds
(hereinafter, these entities are collectively referred to as "OFI"), have adopted this Code in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended ("Investment Company Act"), or Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act").

      The Code is designed to establish procedures for the detection and prevention of activities by which persons having knowledge of the holdings, recommended investments and investment intentions of the Oppenheimer Funds, other investment companies and other clients for which OFI acts as adviser or sub-adviser
(collectively, "Advisory Clients") may abuse their fiduciary duties, and otherwise to deal with the type of conflict of interest situations addressed by Rule 17j-1 and
Rule 204A-1.

      Although the Code is intended to provide each Employee with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an Employee may face.  In this regard, OFI also maintains other compliance-oriented policies and procedures (including among others, a Code of
Conduct, a Gift Policy, a Policy to Detect and Prevent Insider Trading and a Policy
Governing Dissemination of Fund Portfolio Holdings) that may be directly applicable to an Employee's specific responsibilities and duties.  (Those other policies and this Code are available to all OFI employees through OFI's internal employee website
(OPnet).)  Nevertheless, this Code should be viewed as a guide for each Employee and
OFI with respect to how we jointly must conduct our business to live up to our guiding tenet that the interests of our clients and customers must always come first.

      If you have any questions about this Code, you should discuss them with the
Code Administrator as soon as possible to ensure that you remain in compliance with the Code at all times.  In the event that any provision of this Code conflicts with any other OFI policy or procedure, the provisions of this Code shall apply.  Please understand that you are expected to adhere to all company policies at all times.

      All OFI Employees are expected to read the Code carefully and observe and adhere to its guidance at all times.  All OFI Employees have an obligation to provide notice to the Code Administrator on a timely basis if there is a change to their duties, responsibilities or title which affects their reporting status under this
Code.

2.    Statement of General Principles.  In general, every Employee must observe the following fiduciary principles with respect to his or her personal investment activities:

            (a)   At all times,  each  Employee  must place the  interests of Advisory
      Clients first;

            (b)   All  personal  securities  transactions  of  each  Employee  must be conducted  consistent with this Code and in such a manner as to avoid any actual or  potential  conflict of interest or any abuse of the  Employee's  position of trust and responsibility; and

            (c)   No Employee should take inappropriate advantage of his or her position at OFI.

3.    Standards of Business Conduct

      Although the reporting requirements in Section 11 of this Code apply to all
Employees, the specific trading and pre-approval provisions in sections 9 and 10 are concerned primarily with those investment activities of an "Access Person" and an
"Investment Person" (as defined in Section 4) who may benefit from or interfere with the purchase or sale of portfolio securities by Advisory Clients.  However, all
Employees are prohibited from using information concerning the investment intentions of Advisory Clients for personal gain or in a manner detrimental to the interests of any Advisory Client.  In this regard, each Employee also should refer to the separate
Code of Conduct which governs certain other activities of Employees.

      In addition to this Code and the separate Code of Conduct, all Employees must comply with the following general standards of business conduct.

            (a)   Compliance with Laws and Regulations.  All Employees must comply with all federal, state and local laws, rules and regulations applicable to the business or operations of OFI, including, but not limited to, the federal securities laws.(2)  In particular, Employees (including all Access or Investment Persons) are not permitted, in connection with the purchase or sale, directly or indirectly, of a
Security Held or to Be Acquired by an Advisory Client, to:

(i)   employ any device, scheme or artifice to defraud such Advisory Client;

(ii)  make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Advisory Client; or

(iv)  engage in any manipulative practice with respect to such Advisory Client.

            (b)   Conflicts of Interest.  As a fiduciary, OFI has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  All Employees must try to avoid situations that have even the appearance of conflict or impropriety.  (See also the section titled
"Conflicts of Interests" in the separate Code of Conduct.)

            (c)   Conflicts Among Client Interests.  Conflicts of interest may arise when OFI or its Employees have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Employees have made material personal investments, accounts of close friends or relatives of
Employees).  Such inappropriate favoritism of one client over another client would constitute a breach of fiduciary duty and is expressly prohibited.  (See also the section titled "Conflicts of Interests" in the separate Code of Conduct.)

            (d)   Competing with Client Trades. All Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.  This means that no
Employee may purchase or sell a security for his or her personal account with actual knowledge that an order to buy or sell the same security has been made for an
Advisory Client or is being considered for an Advisory Client until such information is made publicly available.  Conflicts raised by personal securities transactions also are addressed more specifically in Sections 7-10 of this Code.

            (e)   Confidentiality of Advisory Client Transactions.  Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning Securities "Being Considered for Purchase or Sale" by any
Advisory Client shall be kept confidential by all Employees and disclosed by them only on a need to know basis in accordance with Policy Governing Dissemination of
Fund Portfolio Holdings or any other related policies adopted by OFI from time to time.  (See also the section titled "Confidentiality" in the Code of Conduct.)

            (f)   Disclosure of Oppenheimer Funds Portfolio Holdings.  Until publicly disclosed, an Oppenheimer Fund's portfolio holdings are proprietary, confidential business information.  All Employees are subject to OFI's and the Funds' separate
"Policy Governing Dissemination of Fund Portfolio Holdings" which sets forth the conditions under which an Employee may disclose information about an Oppenheimer
Fund's portfolio holdings.  In general, the policy is designed to assure that information about portfolio holdings is distributed in a manner that conforms to applicable laws and regulations and to prevent that information from being used in a manner that could negatively affect a fund's investment program or otherwise enable third parties to use that information in a manner that is not in the best interests of a Fund.  Generally, any non-public portfolio holding information may only be distributed pursuant to a confidentiality agreement approved by OFI's Legal
Department.

            (g)   Insider Trading.  All Employees are subject to OFI's separate insider trading policies and procedures which are considered an integral part of this
Code.  In general, all Employees are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. Employees are also prohibited from communicating material nonpublic information to others in violation of the law.

            (h)   Personal Securities Transactions. All Employees must strictly comply with OFI's policies and procedures regarding personal securities transactions.
 As explained in further detail throughout this Code, the Code sets forth the certain standards for personal trading by persons subject to its provisions.  For example, no
Employee may purchase or sell a security for his or her personal account with actual knowledge that an order to buy or sell the same security has been made for an
Advisory Client or is being considered for an Advisory Client until such information is made publicly available.  In general, persons who may have greater access to investment and trading information (i.e., Access Persons and Investment Persons) are
subject to greater restrictions on their trading. (See also the section titled
"Personal Investing" in the Code of Conduct.)

            (i)   Internal Reporting of Violations. Under the Investment Advisers
Act, every Investment Person is responsible for reporting matters involving violations of this Code promptly to the Code Administrator (and to OFI's chief compliance officer if different than the Code Administrator).  You can report a violation on a confidential or anonymous basis.  OFI does not permit retaliation
against employees for reports submitted in good faith.   Reports of violations will
be investigated and appropriate actions will be taken by the Code Administrator or
the Code of Ethics Oversight Committee.   Please refer to the separate Code of
Conduct and "Whistleblower" procedures for additional information.

4.    Definitions - As used herein:

      "Advisory Client" means any Oppenheimer Fund, other investment company or other client for which OFI act as adviser or sub-adviser.

      "Access Person" means any officer, director, general partner, Investment
Person, trustee or certain other Employees (as described immediately below) of: OFI,
OFDI, CAMC, OFI Institutional Asset Management, Inc.; HarbourView Asset Management
Corporation, Trinity Investment Management Corporation; OFI Private Investments,
Inc., Oppenheimer Real Asset Management, Inc., any of the Oppenheimer Funds, any
other entity adopting this Code; or any persons directly controlled by OFI who directly or indirectly control (as defined in the Investment Company Act) the activities of such persons.

      An Access Person also means any natural person in a control (as defined in the
Investment Company Act) relationship to any Oppenheimer Fund or OFI (or any company in a control relationship to an Oppenheimer Fund or OFI) who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of
Securities by the Fund.

      Notwithstanding the definitions above, for purposes of the personal account requirements under Section 8, the reporting requirements under Section 11 and the certification requirements under Section 12 of this Code, an "Independent Director"
(or a non-independent director who is not otherwise an employee of OFI or an Access
Person) of an Oppenheimer Fund is not considered an Access Person.

      An Employee also is an Access Person if:

(i)   in connection with his or her regular functions or duties, that Employee makes, participates, in or obtains information regarding, the purchase or sale of a Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

(ii)  the Employee has access to timely information relating to investment management activities, research and/or client portfolio holdings and those who in the course of their employment regularly receive access to trading activity of Advisory Clients; or

(iii) the Employee has been notified in writing by the Code Administrator (or a designee) that the Employee has been designated as an Access Persons by the Code
Administrator by virtue of the nature of the Employee's duties and functions.

      "Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any economic interest or profit derived from an ownership of or a transaction in a Security.

      You are deemed to have a Beneficial Interest in the following:

      (i)  Any Security owned individually by you;

      (ii)  Any  Security  owned  jointly  by you  with  others  (for  example,  joint
accounts,  spousal  accounts,  partnerships,   trusts  and  controlling  interests  in
corporations);

      (iii)  Any Security in which a Family Member has a Beneficial Interest if the
Security is held in an account over which you have decision making authority (for example, you act as trustee, executor, or guardian or you provide investment advice);

(iv)  Accounts held by a Family Member.  This presumption may be rebutted by convincing evidence that the profits derived from transactions in the Securities will not provide you with any economic benefit;

(v)   Your interest as a general partner or manager/member in Securities held by a general or limited partnership or a limited liability company;

(vi)  Your interest as a member of an  "investment  club" or an  organization  that is formed for the purpose of investing a pool of monies in Securities;

(vii) Your  ownership of  Securities as trustee in which either you or a Family Member has a vested  interest in the principal of income of the trust or your  ownership of a vested interest in a trust;

      You do not have a beneficial interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

      If you are unsure if an account is within the definition of Personal Account or whether you would be deemed to have a beneficial interest in an account, please contact the Code Administrator.

       "CAMC" means Centennial Asset Management Corporation.

      "Code Administrator" is the person appointed by OFI as responsible for the day-to-day administration of the Code.

      "Code of Conduct" is a separate set of guidelines that defines the standards to which all Employees of OFI and its subsidiaries and affiliates are expected to adhere during the course of their employment with, and when conducting business on behalf of, OFI.

      "Code of Ethics Oversight Committee" is the committee of senior officers of OFI having the responsibilities described in sections 14 and 15 of this Code.  The membership of the Code of Ethics Oversight Committee shall consist of the: General
Counsel of OFI, Chief Investment Officer of OFI and Chief Compliance Officer of OFI
and/or the Oppenheimer Funds, or their designees.

      "Discretionary Account" means a Personal Account in which you have completely turned over decision-making authority to a professional money manager (who is not a
Family Member or not otherwise covered by this Code) and you have no direct or indirect influence or control over the account. (Such Discretionary Accounts are often referred to as "professionally managed," "controlled" or "managed" accounts.)

      "Employee" means any person deemed to be an employee of OFI or a "supervised person" of OFI for purposes of the Advisers Act.

      "Employee" means any person deemed to be an employee or "supervised person" of
OFI for purposes of the Advisers Act.

      "Family Member" means your spouse, minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household.  In addition, you are deemed to have a Beneficial Interest in accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other's support).

      In a situation in which the status of a "Family Member" is in question, the person shall be presumed to be a "Family Member" for purposes of this Code.  It is the Employee's burden to affirmatively rebut the presumption to the Code
Administrator that the person should not be deemed to be a "Family Member" within this definition. "

      "Independent Director" means any director or trustee of an Oppenheimer Fund who is not an "interested person" (as that term is defined by Section 2(a)(19) of the
Investment Company Act) of the Fund.  Notwithstanding the definition of an Access
Person above, for purposes of this Code, an Independent Director is not considered an
Access Person.

      "Initial Public Offering" means an offering of securities registered under the
Securities Act of 1933, as amended ("1933 Act"), the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

      "Investment Person" means an Access Person who also is (i) a Portfolio Manager,
(ii) a securities analyst or trader who provides information and advice to a
Portfolio Manager or who helps execute a Portfolio Manager's decisions, (iii) any other person who, in connection with his or her duties, makes or participates in making recommendations regarding an Advisory Client's purchase or sale of securities,
(iv) any Employee who works directly with a Portfolio Manager or in the same department as the Portfolio Manager or (v) any natural person in a control relationship to an Oppenheimer Fund or OFI who obtains information concerning recommendations made to the Oppenheimer Fund with regard to the purchase or sale of
Securities by the Oppenheimer Fund.

      In addition to the above definitions, an Employee is an "Investment Person" if the Employee has been notified in writing by the Code Administrator (or a designee)
that the Employee has been designated as an "Investment Person" by the Code
Administrator by virtue of the nature of the Employee's duties and functions.

      "OFI" means any Oppenheimer Fund, Oppenheimer Funds, Inc., Centennial Asset
Management Corporation ("CAMC"), OFI's other subsidiaries or directly controlled affiliates that are registered investment advisers, including OFI Institutional Asset
Management, Inc.; HarbourView Asset Management Corporation, Trinity Investment
Management Corporation; OFI Private Investments, Inc. Tremont Capital Management,
Inc., Oppenheimer Real Asset Management, Inc.,  and OppenheimerFunds, Distributor,
Inc.

      "Oppenheimer Fund" means any investment company registered under the Investment
Company Act for which OFI or CAMC serves as the investment adviser or for which OFDI serves as the principal underwriter.

      "Personal Account" means any account owned by, or in the name of, an OFI
Employee or Access Person in which Securities may be held or any such account in which an Employee (including an Access or Investment Person) has a Beneficial
Interest.

      "Portfolio Manager" means an Access Person who has direct responsibility and authority to make investment decisions affecting a particular Advisory Client.

      "Private Placement" means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act or pursuant to rules 504, 505 or 506 under the 1933 Act.

      "Security" means, except as noted below, generally any investment, instrument, asset or holding , whether publicly or privately traded, and any option, future, forward contract or other obligation involving securities or index thereof, including an instrument whose value is derived or based on any of the above ("derivative").  A security also includes any instrument that is convertible or exchangeable into a security or which confers a right to purchase a security.

      For purposes of the Code, the term "Security" specifically includes shares of any Oppenheimer Fund or an exchange-traded fund (or ETF).

      For purposes of this Code, the term "Security" does not include:

      (i)  Shares  of  a  registered   open-end   investment  company  other  than  an
Oppenheimer  Fund or a money  market fund) and shares of unit  investment  trusts that invest exclusively in registered open-end investment companies;

      (ii) Direct obligations of the U.S.  government (e.g.,  Treasury  securities) or any derivative thereof;

      (iii) Investment grade short-term debt  instruments,  such as bank  certificates of deposit, banker's acceptances, repurchase agreements, and commercial paper;

      (iv)  Insurance contracts, including life insurance or annuity contracts;

      (v) Direct  investments in real estate,  private business  franchises or similar ventures; or

      (vii)  Physical commodities (including foreign currencies) or any derivatives thereof.

      "Security Held or to Be Acquired" by an Advisory Client means any Security that, within the most recent 15 days (i) is or has been held by the Advisory Client or (ii) is being considered by the Advisory Client or its investment adviser for purchase by the Advisory Client.  A "Security Held or to Be Acquired" also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Security.

      A security is "Being Considered for Purchase or Sale" from the time an order is given by or on behalf of the Portfolio Manager to the order room of an Advisory
Client until the time all orders with respect to that security are completed or withdrawn.

      "Sub-Adviser" means an investment adviser that acts as an investment sub-adviser to a portfolio advised by OFI and is not affiliated with OFI.

      "Supervised Person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of OFI, or other person who provides investment advice on behalf of OFI and is subject to the supervision and control of OFI.

5.    Restrictions on Outside Business Activities

      Outside business activities may create a potential conflict of interest with the best interests of OFI or their Advisory Clients or may interfere with an
Employee's duties and responsibilities to OFI.  Accordingly, no Employee may serve as a director, trustee, officer, owner or partner of any other for-profit business organization or as a director, trustee or officer of a non-profit organization (e.g., school board, hospital, professional or social organization), without prior written approval of the Employee's department manager or supervisor and the prior written approval of the General Counsel of OFI, the Code Administrator or the General
Counsel's or Code Administrator's designees.   (See also the section titled
"Conflicts of Interests" in the Code of Conduct for additional information on Outside
Business Activities.)

6.    Restrictions on Gifts from Business Associates

      All Employees are subject to OFI's separate Gift Policy which is considered an integral part of this Code.  In general, no Employee may accept gifts or anything else of more than a nominal amount in value (not exceeding $100 per individual on an annual basis) from any person or entity that does business with or on behalf of OFI or an Advisory Client.  (See also the Gift Policy for additional guidelines and information.)

7.    Investments in Oppenheimer Funds

A.    Except as noted below, any Employee or Family Member who holds shares of an
Oppenheimer Fund must hold those shares in an account identified as an "OFI 401(k)
account," "OFI Retirement account," "OFI Deferred Compensation account" or "OFI
Employees Account."  Notwithstanding the sentence above:

(i)   A.G.  Edwards  Sweep  Account.  An  Employee  or Family  Member  with a Personal
Account  with A.G.  Edwards may hold shares of the  Centennial  money  market funds if selected as the "sweep account" option for those specific accounts.

            (ii)  Discretionary Accounts.  An Employee who holds shares of
Oppenheimer Funds in a Discretionary Account may hold shares of Oppenheimer Funds in that Discretionary Account.

B.    Requirement to Transfer Account.  Except as noted above, any Employee or Family
Member who holds shares of Oppenheimer Funds in a non-OppenheimerFunds' account must arrange to transfer those holdings into one of the accounts described in section A above.  Notwithstanding the prior sentence however,  an Employee who holds shares in an Oppenheimer Fund in a retirement account or other qualified retirement account with another employer that cannot be transferred to one of the accounts identified above  is not required to transfer those shares to one of the accounts identified above provided the Employee provides a written explanation and  non-transfer request to the Code Administrator describing the circumstances that prevent the transfer and the Code Administrator has approved the request.

C.    Short-Term Trading.  OFI's policy is to prevent disruptive short-term trading in the Oppenheimer Funds.  Accordingly, when purchasing, exchanging, or redeeming shares of Oppenheimer Funds, all Employees must comply in all respects with the policies and standards set forth in the funds' prospectuses, including specifically the restrictions on market timing activities, exchanges and redemption policies.

      Any Employee who redeems shares of an Oppenheimer Fund purchased within the preceding 30 days (a "short-term trade") must report that short-term trade to the
Code Administrator no more than two business days after the redemption.  The Employee may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action if the Employee fails to report the short-term trade or the Code Administrator determines that the short-term trade was detrimental to the interests of the Oppenheimer Fund or its shareholders.  For purposes of this paragraph, a redemption includes a redemption by any means, including an exchange from the Fund.

      This policy does not cover purchases,  redemptions or exchanges (i) into or from money market funds, or (ii) effected on a regular  periodic basis by automated  means, such as monthly redemptions to a checking or savings account.

8.    Requirements for All Personal Accounts

      Every Employee must obtain pre-approval before opening a new Personal Account with a financial firm or institution (e.g., broker, dealer, adviser, or any other professional money manager), including accounts opened by Family Members.
Pre-approval is not required prior to opening any account that does not have the ability to hold Securities (i.e., a traditional checking account) or an internal
OppenheimerFunds accounts described in section 7.

      An Employee may maintain Personal Accounts with the financial firm of his or her choice, provided the firm is able to provide copies of the Employee's account statements to the Code Administrator as required by this Code and such statements are being provided.  However, the Code of Ethics Oversight Committee reserves the right in its sole discretion to require any Employee to maintain his or her Personal
Accounts with firms designated by the committee or to prohibit any Employee from maintaining his or her  Personal Accounts with specified firms.

9.     Access Persons--Prohibited Transactions in Securities

      (Note:  Any profits realized on trades prohibited by this Section 9 shall be subject to disgorgement.)

A.    An Access Person is  prohibited from:

(i)   purchasing any Security in an Initial Public Offering or Private Placement,
without pre-approval from the Code Administrator.  If an Access Person seeks pre-approval for the acquisition of a Security in a Private Placement or an Initial
Public Offering, the Access Person shall set forth in detail the rationale for the transaction.

(ii)  purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act, including, but not limited to, hedge funds, private funds or similar investment limited partnerships, without pre-approval from the Code Administrator;

(iii) selling a security short, except a short sale as a hedge against a long position in the same security if such short sale has been pre-approved by the Code
Administrator; and

(iv)  purchasing or selling in his or her Personal Account options or futures, other than options and futures related to broad-based indices, U.S. Treasury securities, currencies and long portfolio positions in the same or a substantially similar security.

      B.    Transactions Exempt from these Prohibitions.  The following transactions by Access Persons are exempt from the prohibitions of this Section 9:

(i)   Purchases or sales of Securities made in a Discretionary Account;

(ii)  Involuntary purchases or sales of Securities in a Personal Account, such as
Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest; or

(iii) Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.

      C.    Length of Pre-Approvals.  Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted or as otherwise specified by the Code Administrator.

10.   Investment Persons--Prohibited Transactions in Securities.

      Note:  Any profits realized on trades prohibited by this Section 10 shall be subject to disgorgement.

A.    An Investment Person is  prohibited from:

(i)   purchasing any Security in an Initial Public Offering or Private Placement,
without pre-approval from the Code Administrator.  Any Investment Person who has purchased a Security in a Private Placement or an Initial Public Offering for his or
her Personal Account must disclose that investment to the Code Administrator before he or she participates in the subsequent consideration of an investment in Securities of the same or a related issuer for an Advisory Client.  An independent review of the proposed investment by the Advisory Client shall be conducted by Investment Persons who do not have an interest in the issuer and by the Code Administrator.

(ii)  purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act, including, but not limited to, hedge funds, private funds or similar investment limited partnerships, without pre-approval from the Code Administrator;

(iii) selling a security short, except a short sale as a hedge against a long position in the same security if such short sale has been pre-approved by the Code
Administrator; and

(iv)  purchasing or selling in his or her Personal Account options or futures, other than options and futures related to broad-based indices, U.S. Treasury securities, currencies and long portfolio positions in the same or a substantially similar security.

      B.    Transactions Exempt from these Prohibitions.  The following transactions by an Investment Person are exempt from the prohibitions of this Section 10:

(v)   Purchases or sales of Securities made in a Discretionary Account;

(vi)  Involuntary purchases or sales of Securities in a Personal Account, such as
Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest; or

(vii) Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.

      C.    Pre-Approval.  In addition, except as noted below, every Investment
Person must obtain pre-approval of every Securities transaction in his or her
Personal Account.

      D.    Pre-Approval Not Required.

(i)   Discretionary   Account.   Purchases   or   sales  of   Securities   made  in  a
Discretionary Account do not require pre-approval.

            Provided, however, that the Investment Person claiming to have a
Discretionary  Account must first provide a written explanation to the Code
Administrator describing the circumstances or arrangements of the Discretionary
Account and reasons why the Investment Person believes the account should be considered a Discretionary Account.  The Code Administrator, however, reserves the right to require pre-approval of any Discretionary Account.

(ii)  Transactions of any open-end non-Oppenheimer Fund.  A purchase or sale of shares of any open-end non-Oppenheimer Fund or open-end Oppenheimer Fund that the
Investment Person does not serve in the capacity, or perform the functions that warrant him or her to be identified as an Investment Person do not require pre-approval.

            Pre-approval is required for transactions in: (a) an open-end investment company for which OFI serves as the investment sub-adviser and for whom the
Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person; and (b) exchange-traded funds (ETFs);

(iii) Securities issued by the U.S. government, its agencies, instrumentalities and government-sponsored enterprises do not require pre-approval;

(iv)  Bankers' acceptances, bank certificates of deposit, commercial paper, and short-term debt instruments (including repurchase agreements), provided such debt instruments have a maturity at the date of issuance of less than 366 days are and rated in one of the two highest rating categories by a nationally recognized statistical rating organization do not require pre-approval;

(v)   Involuntary purchases or sales of Securities in a Personal Account, such as
Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest do not require pre-approval; or

(vi)  Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights do not require pre-approval.

      E. 15-Day Blackout Period.  No Investment Person may purchase or sell any
Security for his or her Personal Account within fifteen (15) calendar days before or fifteen (15) calendar days after the same Security is purchased or sold by an
Advisory Client for whom the Investment Person serves in the capacity, or performs the functions, that warrant him or her to be identified as an Investment Person.
Provided however, the Code Administrator may exclude from this provision trades for an Advisory Client that are programmatic in nature and do not represent a substantive investment decision with respect to any particular Security (e.g., a program trade to sell pro-rata portions of each Security in an Advisory Client's portfolio).  The Code
Administrator shall maintain a record of such transactions.

      If an Investment Person obtains pre-approval pursuant to this Section 10 for a transaction in a Security, and a transaction in the same Security for an Advisory
Client for which that Investment Person acts as an Investment Person takes place within a period of fifteen (15) calendar days following the Investment Person's transaction, the Investment Person's transaction may be reviewed further by the Code of Ethics Oversight Committee to determine the appropriate action, if any.  For example, the Committee may recommend that the Investment Person be subject to a price adjustment to ensure that he or she did not receive a better price than the Advisory
Client.

      F.  Short-Term Trading (60 days).  No Investment Person may purchase and sell, or sell and purchase, in his or her Personal Account any Security within any period of sixty (60) calendar days, except

             (i) the instruments listed in section 10.A. above provided they are used for bona fide hedging purposes and the trade has been pre-approved by the Code
Administrator; or

             (ii) a Security sold at a loss, if the trade has been pre-approved by the Code Administrator.

      G.    Length of Pre-Approvals.  Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted or as otherwise specified by the Code Administrator.

11.   Reporting Requirements

      All OFI Employees have an obligation to provide notice to the Code
Administrator on a timely basis if there is a change to their duties, responsibilities or title which affects their reporting status under this Code.

      A.    All Employees.

            (i)   Each Employee shall arrange for duplicate copies of confirmations of all transactions and/or periodic account statements of all Personal Accounts to be sent directly to the Code Administrator.  Account statements are not required if a
Personal Account does not have the ability to hold Securities (i.e., a traditional checking account).

            (ii)  Initial and Annual Reports. Each Employee must initially and on an annual basis thereafter, report in writing to the Code Administrator all holdings and all transactions in Securities occurring in his or her Personal Account and any new
Personal Account established during the most recent year (such information to be current as of a date no more than 45 days before the report is submitted).  Each initial and annual report must contain the following information:

o     Name(s) in which the Personal Account is registered and the date the Personal
Account was established;

o     Title and type of security, number of shares, principal amount, interest rate and maturity (as applicable) of each security held in the Personal Account;

o     Name of the broker, dealer or bank with which the Personal Account is maintained; and

o     The date the report is submitted.

            Reports submitted pursuant to this Code may contain a statement that the report is not to be construed as an admission that the Employee or Access Person has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

      (B.   Access Persons

(i)   Each Access Person shall arrange for duplicate copies of confirmations of all transactions and/or periodic account statements of all Personal Accounts to be sent directly to the Code Administrator.  Account statements are not required if a
Personal Account does not have the ability to hold Securities (i.e., a traditional checking account).

(ii)  Quarterly Reports.  Each Access Person must report in writing to the Code
Administrator, within 30 days after the end of each calendar quarter, all transactions in Securities occurring in the quarter in his or her Personal Account and any new Personal Account established during the most recent calendar quarter.  If there were no such transactions or new accounts, the report should state "None".

            An Access Person is deemed to be in compliance with these reporting requirements if all the information required is contained in trade confirmations and/or periodic account statements previously provided to the Code Administrator for the time period covered by the quarterly report.

            Each quarterly report must contain the following  information with respect to each reportable transaction:

o     Name(s) in which the Personal Account is registered and the date the Personal
Account was established;

o     Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

o     Title and type of security, number of shares, principal amount, interest rate and maturity (if applicable) of each Security and the price at which the transaction was effected;

o     Name of the broker, dealer or bank with or through whom the Account was established or through which the transaction was effected; and

o     The date the report is submitted.

(iii) Initial and Annual  Reports.  Each Access  Persons  shall,  within 10 days after becoming  an  Access  Person,  and at least  annually  thereafter,  provide  a written holdings  report  to the Code  Administrator  with  the  following  information  (such information  to be  current  as of a date no more than 45 days  before  the  report is submitted):

o     Name(s) in which the Personal Account is registered and the date the Personal
Account was established;

o     Title and type of security, number of shares, principal amount, interest rate and maturity (as applicable) of each security held in the Personal Account;

o     Name of the broker, dealer or bank with which the Personal Account is maintained; and

o     The date the report is submitted.

            Reports submitted pursuant to this Code may contain a statement that the report is not to be construed as an admission that the Employee or Access Person has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

            (iv)  Securities Exempt from Reporting Requirements.  Holdings of and transactions in the types of Securities listed below are exempt from the reporting requirements of the Code and do not have to be included in reports submitted to the
Code Administrator.

            (a)   Involuntary purchases or sales of Securities in a Personal Account, such as Securities received pursuant to a dividend reinvestment plan or a stock split or through a gift or bequest; or

            (b)   Purchases of Securities in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.

            (c)   Securities issued by the U.S. government, its agencies,
instrumentalities and government-sponsored enterprises;

            (d)   Bankers' acceptances, bank certificates of deposit, commercial paper, short-term debt instruments (including repurchase agreements) provided such debt instruments have a maturity at the date of issuance of less than 366 days and are rated in one of the two highest rating categories by a nationally recognized statistical rating organization; or

            (e)   Shares of any open-end non-Oppenheimer fund except an open-end investment company for which OFI serves as the investment sub-adviser or any exchange-traded fund (ETF).

      C.    Investment Persons

(i)   Each Investment  Person shall arrange for duplicate  copies of  confirmations of all  transactions  and/or periodic account  statements of all Personal  Accounts to be sent  directly to the Code  Administrator.  Account  statements  are not required if a
Personal  Account does not have the ability to hold  Securities  (i.e.,  a traditional checking account).

(ii)  Quarterly Reports.  Each Investment Person must report in writing to the Code
Administrator, within 30 days after the end of each calendar quarter, all transactions in Securities occurring in the quarter in his or her Personal Account and any new Personal Account established during the most recent calendar quarter.  If there were no such transactions or new accounts, the report should state "None".

            An Investment Person is deemed to be in compliance with these reporting requirements if all the information required is contained in trade confirmations and/or periodic account statements previously provided to the Code Administrator for the time period covered by the quarterly report.

            Each quarterly report must contain the following  information with respect to each reportable transaction:

o     Name(s) in which the Personal Account is registered and the date the Personal
Account was established;

o     Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

o     Title and type of security, number of shares, principal amount, interest rate and maturity (if applicable) of each Security and the price at which the transaction was effected;

o     Name of the broker, dealer or bank with or through whom the Account was established or through which the transaction was effected; and

o     The date the report is submitted.

(iii) Initial and Annual Reports.  Each Investment Person shall,  within 10 days after becoming an Investment  Person,  and at least annually  thereafter,  provide a written holdings  report  to the Code  Administrator  with  the  following  information  (such information  to be  current  as of a date no more than 45 days  before  the  report is submitted):

o     Name(s) in which the Personal Account is registered and the date the Personal
Account was established;

o     Title and type of security, number of shares, principal amount, interest rate and maturity (as applicable) of each security held in the Personal Account;

o     Name of the broker, dealer or bank with which the Personal Account is maintained; and

o     The date the report is submitted.

            Reports submitted pursuant to this Code may contain a statement that the report is not to be construed as an admission that the Investment Person has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

            (iv)  Securities Exempt from Reporting Requirements.  Holdings of and transactions in the types of Securities listed below are exempt from the reporting requirements of the Code and do not have to be included in reports submitted to the
Code Administrator.  (a)      Involuntary purchases or sales of Securities in a
Personal Account, such as Securities received pursuant to a dividend reinvestment
plan or a stock split or through a gift or bequest; or(b)   Purchases of Securities
in a Personal Account that result from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights.

            (c)   Securities issued by the U.S. government, its agencies,
instrumentalities and government-sponsored enterprises;

            (d)   Bankers' acceptances, bank certificates of deposit, commercial paper, short-term debt instruments (including repurchase agreements) provided such debt instruments have a maturity at the date of issuance of less than 366 days and are rated in one of the two highest rating categories by a nationally recognized statistical rating organization; or

            (e)   Shares of any open-end non-Oppenheimer fund except an open-end investment company for which OFI serves as the investment sub-adviser or any exchange-traded fund (ETF).

12.   Certifications (for All Employees (including Access and Investment Persons))

      Every Employee shall acknowledge that he or she has  received the Code of
Ethics and understands  that he or she is subject to its requirements.

      Every Employee shall certify at least annually that he or she has read and understands the Code of Ethics, recognizes that he or she is subject to its requirements and has complied with the requirements of the Code of Ethics.

      Every Employee shall certify annually that he or she has reported all transactions in and holdings of Securities in Personal Accounts required to be reported pursuant to the Code.

13.   Independent Directors

      An Independent Director (or any non-Independent Director who is not otherwise an Employee of OFI or an Access Person) is required to report only those transactions in his or her Personal Account in a Security (excluding, for purposes of this subparagraph, open-end Oppenheimer Funds) that at the time such Director knew, or in the ordinary course of fulfilling his or her duties would have had reason to know, was purchased or sold or was Being Considered for Purchase or Sale by an Advisory
Client during the fifteen (15) calendar day period immediately before or after the
date of the Independent Director's transaction.   No report will be required for any
quarter in which an Independent Director has only exempt transactions to report.

      Sanctions for any violation of this Code of Ethics by an Independent Director of an Oppenheimer Fund will be determined by a majority vote of other Independent
Directors of such Fund.

14.   Penalties and Sanctions

      Any profits realized or losses avoided on trades prohibited by Sections 8-10 shall be subject to disgorgement.

      Any violation of this Code shall be subject to the imposition of such sanctions by the Code Administrator as the Code Administrator deems appropriate under the circumstances to achieve the purposes of this Code, provided, however, if the sanctions includes suspension or termination of employment , such suspension or termination must be approved by the Code of Ethics Oversight Committee.

            Such sanctions may include, but will not necessarily be limited to, one or more of the following: a letter of censure; restitution of an amount equal to the difference between the price paid or received by the affected Advisory Client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.

      OFI reserves the right to take any legal action it deems appropriate against any Employee who violates any provision of this Code and to hold Employees liable for any and all damages (including, but not limited to, all costs and attorney fees) that
OFI may incur as a direct or indirect result of any such Employee's violation of this
Code or related law or regulation.

      Review Process.  An Employee may request review by the Code of Ethics Oversight
Committee of a decision or determination made by the Code Administrator pursuant to this Code.  The Committee, in its sole discretion, may elect to consider or reject the request for review.

15.   Duties of the Code of Ethics Oversight Committee

         The Code of Ethics Oversight Committee is responsible for establishing policies and procedures for the administration of the Code, considering and approving amendments to the Code, and reviewing and considering any decisions made by the Code
Administrator upon request of an Employee or involving suspension or termination of
employment.   The Committee may be assisted by counsel in fulfilling its duties if deemed appropriate.

16.   Duties of the Code Administrator

      The Code Administrator shall have the following responsibilities:

      Maintaining a current list of the names of all Access Persons and Investment
Persons with an appropriate description of their title or employment;

      Furnishing all Employees and Access Persons with a copy of this Code and initially and periodically informing them of their duties and obligations thereunder;

      Designating, as desired, appropriate personnel to review transaction and holdings reports submitted by Access Persons;

      Reviewing and considering pre-approval requests from Access Persons and
Investment Persons and setting forth in detail the rationale for any approvals granted to such Access Persons or Investment Persons;

      Maintaining or supervising the maintenance of all records required by this Code;

      Preparing listings of all transactions effected by any Access Person within fifteen (15) days of the date on which the same security was held, purchased or sold by an Advisory Client;

      Issuing any interpretation of this Code that may appear consistent with the objectives of this Code;

      Conducting such investigations, including scrutiny of the listings referred to in this Section 17(f) above, as shall reasonably be required to detect and report any apparent violations of this Code to the Code of Ethics Oversight Committee and to the
Directors of the affected Oppenheimer Funds;

      Submitting a quarterly report to the Board of Directors of each potentially affected Oppenheimer Fund of any violations of this Code and the sanction imposed as a result; any transactions suggesting the possibility of a violation; any interpretations issued by and any exemptions or waivers found appropriate by the Code
Administrator; and any other significant information concerning the appropriateness of this Code.

      Submitting a written report at least annually to the Board of Directors of each
Oppenheimer Fund that:

(i)   describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

(ii)  summarizes existing procedures concerning personal investing and any changes in the procedures made during the previous year;

(iii) identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices or developments in applicable laws or regulations;

(iv)  reports with respect to the implementation of this Code through orientation and training programs and on-going reminders; and

(v)   certifies that the each Oppenheimer Fund, OFI, CAMC, any OFI subsidiary or directly-controlled affiliate (as applicable), and OFDI, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

17.   Recordkeeping

         The Code Administrator shall maintain and cause to be maintained in an easily accessible place, the following records:

      A copy of any Code adopted pursuant to Rule 17j-1 under the Investment Company
Act or Rule 204A-1 under the Advisers Act which has been in effect during the most recent five (5) year period;

      A record of any violation of any such Code, and of any action taken as a result of such violation, within five (5) years from the end of the fiscal year of OFI in which such violation occurred;

      A copy of all written acknowledgements by Access Persons during the most recent five (5) year period;

      A copy of each report made by a Access Person, as well as trade confirmations and/or account statements that contain information not duplicated in such reports, within five (5) years from the end of the fiscal year of OFI in which such report is made or information is provided, the first two (2) years in an easily accessible place;

      A copy of each report made by the Code Administrator within five (5) years from the end of the fiscal year of OFI in which such report is made or issued, the first two (2) years in an easily accessible place;

      A list, in an easily accessible place, of all persons who are, or within the most recent five (5) year period have been Access Persons or were required to make reports pursuant to Rules 17j-1 and 204A-1 and this Code or who are or were responsible for reviewing these reports; and

      A record of any decision, and the reasons supporting the decision, to permit an
Access Person or Investment Person to acquire a Private Placement or Initial Public
Offering security, for at least five (5) years after the end of the fiscal year in which permission was granted.

18.   Amendments

         Any material changes to this Code must be approved by the Board of Directors of each Oppenheimer Fund, including a majority of the Independent Directors, within six months after the change has been adopted by OFI.

Adopted by:

Boards I, II and III of the Oppenheimer Funds
OppenheimerFunds, Inc.
OppenheimerFunds Distributor, Inc.
Centennial Asset Management Corporation
Oppenheimer Real Asset Management, Inc.
OFI Institutional Asset Management, Inc.
HarbourView Asset Management Corporation
Trinity Investment Management, Inc.
OFI Private Investments, Inc.

(1)   As of the date of adoption of this Code, in addition to CAMC, the other subsidiaries and directly controlled affiliates of OFI (for purposes of this
      Code) include:  OFI Institutional Asset Management, Inc.; HarbourView Asset
      Management Corporation, Trinity Investment Management Corporation; OFI Private
      Investments, Inc., and Oppenheimer Real Asset Management, Inc.  Tremont
      Partners, Inc. is not subject to this Code.

(2)   For purposes of this Code, "federal securities laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002,
      the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley
      Act (privacy), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury
      (anti-money laundering).